Exhibit 99.1

PGRX REDUCES CASH AMOUNT NEEDED TO EXTINGUISH SENIOR DEBT

DENVER, CO, April 3, 2014 — Prospect Global Resources Inc. (NASDAQ: PGRX) (“Prospect Global” or the “Company”) is pleased to announce it has signed an agreement that reduces the cash amount needed to extinguish its senior secured debt from $25,000,000 to $15,000,000.  Prospect Global has filed a registration statement with the Securities and Exchange Commission for a public offering intended in part to fund this payment.

The Company has until April 23, 2014 to raise the capital to extinguish the debt. The senior secured lender will maintain all of its existing rights related to the debt until extinguishment.

The Company has approximately $153.1 million of obligations outstanding to it senior secured lender with a maturity in July 2015. This amount will be extinguished with the $15 million payment.  Prospect Global will also increase the lender’s royalty interest from 2% to 3% and issue additional shares of common stock and warrants to purchase common stock.

On behalf of the Board of Directors,

Damon G. Barber

President and Chief Executive Officer

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources, development of its potash resources and potash mining facility and the Pre-Feasibility Study.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K/A for the year ended March 31, 2013. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.:

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.